Exhibit 4.1

Prestige Brands, Inc.
8.25% Senior Notes due 2018
______________________________
FIRST SUPPLEMENTAL INDENTURE
Dated as of November 1, 2010
______________________________
U.S. Bank National Association,
as Trustee

FIRST SUPPLEMENTAL INDENTURE dated as of November 1, 2010 (this “Supplemental Indenture”), by and among Prestige Brands, Inc., a Delaware corporation, (the “Issuer”) the guarantors listed on the signature pages hereto (the “Guarantors”) and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).
WHEREAS, the Issuer, the Guarantors, and the Trustee have entered into an Indenture dated as of March 24, 2010 (the “Indenture”) in connection with the issuance of $150,000,000 of the Issuer's 8.25% Senior Notes due 2018 (the “Outstanding 8.25% Notes”);
WHEREAS, the Issuer and the Guarantors desire and have requested that the Trustee join them in the execution and delivery of this Supplemental Indenture in order to establish and provide for the issuance by the Issuer of an additional $100,000,000 aggregate principal amount of 8.25% Senior Notes due 2018 as Additional Notes under the Indenture (the “Additional 8.25% Notes”);
WHEREAS, Section 2.15 of the Indenture provides for the issuance of Additional Notes and Section 9.01(j) of the Indenture permits the Indenture to be amended or supplemented without the consent of any Holders to provide for the issuance of Additional Notes;
WHEREAS, the Additional 8.25% Notes shall constitute Additional Notes pursuant to the Indenture;
WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been complied with; and
WHEREAS, all things necessary to make this Supplemental Indenture a valid supplement to the Indenture pursuant to its terms and the terms of the Indenture have been done.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS
Unless otherwise defined in this Supplemental Indenture, terms defined in the Indenture are used herein as therein defined.
ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE ADDITIONAL 8.25% NOTES.
SECTION 2.01.        DESIGNATION OF NOTES.

Pursuant to this Supplemental Indenture, there is hereby designated an additional $100,000,000 aggregate principal amount of Additional Notes under the Indenture.

            SECTION 2.02.        OTHER TERMS OF THE NOTES.

The terms of the Additional 8.25% Notes shall be identical to the terms of the Outstanding 8.25% Notes other than as provided in this Supplemental Indenture. The Additional 8.25% Notes shall initially be evidenced by one or more Global Notes substantially in the form of Exhibit A to the Indenture and shall accrue interest from October 1, 2010 and have the same terms, including without limitation, the same maturity date, interest rate, redemption and other provisions and interest payment dates as the Outstanding 8.25% Notes. The Additional 8.25% Notes will be part of the same series as the Outstanding 8.25% Notes and shall be treated as a single class of notes under the Indenture, including with respect to directions, waivers, amendments, consents, redemptions and Offers to Purchase but the Additional 8.25% Notes will not be fungible for trading purposes with, and will initially bear different CUSIP and ISIN numbers than, the Outstanding 8.25% Notes. Until the conditions of Section 2.06(b)(iv) of the Indenture have been satisfied, the Additional 8.25% Notes shall be subject to the transfer restrictions applicable to a Restricted Global Note and shall have different CUSIP and ISIN numbers than that of the Outstanding 8.25% Notes. After the removal of the applicable restricted legends from the Additional 8.25% Notes, the Additional 8.25% Notes will be Unrestricted Global Notes and will be fungible for trading purposes with, and will bear the same CUSIP and ISIN numbers as, the Outstanding 8.25% Notes. For all purposes under the Indenture, the term “Notes” shall include the Outstanding 8.25% Notes and the Additional 8.25% Notes.
(a) The Additional 8.25% Notes shall be issued on November 1, 2010.

ARTICLE III
ADDITIONAL ISSUANCE OF ADDITIONAL 8.25% NOTES.

Additional 8.25% Notes in the aggregate principal amount equal to $100,000,000 may, upon execution of this Supplemental Indenture, be executed by the Issuer and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and make available for delivery such Additional 8.25% Notes pursuant to Section 2.02 of the Indenture and Section 2.02 of this Supplemental Indenture.
ARTICLE IV
    MISCELLANEOUS.

SECTION 4.01         AMENDMENT AND SUPPLEMENT.

This Supplemental Indenture or the Additional 8.25 Notes may be amended or supplemented as provided for in the Indenture.
SECTION 4.02        LEGENDS

Each Global Note representing Additional 8.25% Notes shall bear the legends set forth in Section 2.06(h) of the Indenture applicable to such Global Note.
SECTION 4.03        GOVERNING LAW

THIS SUPPLEMENTAL INDENTURE, THE NOTES AND ANY GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
SECTION 4.04.    RATIFICATION OF INDENTURE, SUPPLEMENTAL INDENTURE
PART OF INDENTURE

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.
SECTION 4.05        EXECUTION IN COUNTERPARTS

The parties hereto may sign one or more copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Supplemental Indenture (including by facsimile, email or other electronic means) shall be effective as delivery of a manually executed counterpart of this Supplemental Indenture.
SECTION 4.06        HEADINGS

The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Very truly yours,

PRESTIGE BRANDS, INC.

By:	/s/ Peter J. Anderson
Name: Peter J. Anderson
Title: Chief Financial Officer

PRESTIGE BRANDS HOLDINGS, INC.
PRESTIGE PERSONAL CARE HOLDINGS, INC.
PRESTIGE PERSONAL CARE, INC.
PRESTIGE SERVICES CORP.
PRESTIGE BRANDS HOLDINGS, INC.
PRESTIGE BRANDS INTERNATIONAL, INC.
MEDTECH HOLDINGS, INC.
MEDTECH PRODUCTS INC.
THE CUTEX COMPANY
THE DENOREX COMPANY
THE SPIC AND SPAN COMPANY
BLACKSMITH BRANDS HOLDINGS, INC.
BLACKSMITH BRANDS, INC.

as Guarantors

By:	/s/ Peter J. Anderson
Name: Peter J. Anderson
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
Name: Raymond S. Haverstock
Title: Vice President